Exhibit 10.19

SECOND AMENDMENT
to the
Dover Corporation
Pension Replacement Plan
(As Amended and Restated as of January 1, 2010)
WHEREAS, Dover Corporation (the “Corporation”) has heretofore adopted the Dover Corporation Pension Replacement Plan, as amended and restated as of January 1, 2010 (the “Plan”); and
WHEREAS, the Benefits Committee of the Plan deems it advisable to amend the Plan to make certain changes deemed desirable by the Benefits Committee.
NOW, THEREFORE, by virtue and in exercise of the power granted to the Benefits Committee under Article 9 of the Plan, the Plan is hereby amended, effective as of the date below written, by adding the following two new sentences at the end of Section 7.05 of the Plan:
"A claimant must follow the claims procedure forth in this Section 7.05 (and comply with all applicable deadlines established as part thereof) as a condition to the receipt of any benefits claimed under the Plan, and as a condition to the availability of any other relief under or with respect to the Plan. If a claimant follows the claims procedure and his or her final appeal is denied, in whole or in part, under this Section 7.05, he or she will have one year following the date of the final determination of an appeal under this Section 7.05 to file a lawsuit with respect to that claim, and failure to meet the one-year deadline will extinguish his or her right to file a lawsuit with respect to that claim."

IN WITNESS WHEREOF, the Benefits Committee has caused this amendment to be executed by its duly authorized member, this 28 day of November, 2016.

The Benefits Committee
By: /s/ Ivonne M. Cabrera